Third Quarter 2005
Earnings Call

NASDAQ: CCBI	October 24, 2005

Regulation FD

This presentation may include forward-looking statements related to the plans, beliefs and goals of the Company, its subsidiaries, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Earnings Performance

* Excluding costs associated with the Bank’s Commercial Banking Division of $2.9 million, of which $1.2 million is associated with compensation expense and $1.7 million is associated with professional expense.

Net Interest Margin

Net Interest Margin

Profitability Ratios

* Excluding costs associated with the Bank’s Commercial Banking Division of approximately $2.9 million.

Profitability Ratios

* Excluding costs associated with the Bank’s Commercial Banking Division of approximately $2.9 million.

Profitability Ratios

* Excluding costs associated with the Bank’s Commercial Banking Division of approximately $2.9 million.

Profitability Ratios

* Excluding costs associated with the Bank’s Commercial Banking Division of approximately $2.9 million.

Balance Sheet

Strong Loan Fundings

Strong Loan Fundings

LTV and DCR of
Third Quarter 2005 Fundings Multi-family 66.3% 1.19 : 1 Commercial RE 58.8% 1.43 : 1 Values are weighted average ratios, at funding.

Historical and Forecasted 12-MAT

Commercial Capital Bank 12 MAT Calculation and Forecast Actual Forecast Month 1yr CMT Jul-05 Aug-05 Sep-05 Oct-05 Nov-05 Dec-05 Jan-06 Feb-06 Mar-06 Apr-06 May-06 Jun-06 Jul-04 2.10 Aug-04 2.02 Sep-04 2.12 2.23 Nov-04 2.50 2.67 Dec-04 Jan-05 Feb-05 Mar-05 2.86 3.03 3.30 3.32 3.33 3.36 3.64 3.87 3.85 Apr-05 May-05 4.13 4.13 4.13 4.13 4.13 4.13 4.13 4.13 4.13 ** ** ** Jun-05 Jul-05 Aug-05 Sep-05 Oct-05 Nov-05 Dec-05 Jan-06 Feb-06 Mar-06 Apr-06 May-06 Total Avg 2.737 2.865 3.019 3.163 3.322 3.458 3.579 3.685 3.777 3.846 3.913 3.980 **12 MAT Calculation and Forecast Based upon Estimated Current Month Average of the 1yr CMT Forecast Assumption: October Month Average of CMT is 4.13 as of 10/20/2005 14

Changing Deposit Mix

Bank Deposit Composition

Changing Borrowing Mix

Capital Ratios

Capital Ratios

Bank Capital Ratio

Per Share Data

Per Share Data

Operating Performance

Operating Performance

Operating Performance

Operating Performance Ratios

* Excluding costs associated with the Bank’s Commercial Banking Division of approximately $2.9 million.

Operating Performance Ratios

* Excluding costs associated with the Bank’s Commercial Banking Division of approximately $2.9 million.

Earnings Performance

* Excluding costs associated with the Bank’s Commercial Banking Division of approximately $2.9 million.

Third Quarter 2005
Earnings Call

NASDAQ: CCBI

October 24, 2005